Exhibit 99.1

Arrow Electronics Announces Sales and Earnings at Highest Level in 3
Years

    MELVILLE, N.Y.--(BUSINESS WIRE)--July 22, 2004--Arrow Electronics, Inc. (NYSE:ARW) today reported second quarter 2004 net income of $66.9 million ($.58 and $.55 per share on a basic and diluted basis, respectively) on sales of $2.75 billion, compared with net income of $6.8 million ($.07 per share) on sales of $2.12 billion in the second quarter of 2003. The company's results include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, net income for the quarter ended June 30, 2004 would have been $69.2 million ($.60 and $.57 per share on a basic and diluted basis, respectively) and net income for the quarter ended June 30, 2003 would have been $16.8 million ($.17 per share).
    Consolidated second quarter 2004 operating income of $126.7 million, excluding the items impacting comparability, was up 19% sequentially and up 129% over last year's second quarter, marking the seventh consecutive sequential increase and the sixth consecutive quarterly year-on-year increase. Operating income as a percentage of sales, excluding the previously mentioned items, increased by 60 basis points sequentially and 200 basis points year-on-year, marking the fifth consecutive increase for both.
    "The second quarter was very strong with year-on-year sales growth in our components businesses of over 28% in North America, 21% in Europe in local currencies, and 46% in Asia/Pacific," said William E. Mitchell, President and Chief Executive Officer of Arrow, "and our North American computer products business grew 25% year-on-year on an adjusted basis."
    Worldwide components sales of $2.04 billion were up approximately 1% from $2.03 billion in the March quarter and up 30% from $1.57 billion in last year's second quarter. Operating income as a percentage of sales was 5.9%, up 50 basis points sequentially and up 240 basis points from last year's second quarter.
    "Successful execution of our customer-focused strategies combined with increased operating efficiencies has enabled us to continue to deliver exceptional results," said Mr. Mitchell. "Sales in the North American Components group were up 28% over last year, with operating income dollars up 177%. Operating income, both in dollars and as a percentage of sales, was at its highest levels in twelve quarters," added Mr. Mitchell.
    Arrow's European sales decreased 1% sequentially, yet operating income was up 18% in local currencies. Compared with last year, sales were up 15%, with operating income nearly doubling in local currencies. "Our businesses in Europe continue to post strong results," said Mr. Mitchell, "and while sales were down on a sequential basis due in part to fewer shipping days in the second quarter, the seasonal decline in our business was much less than what we have seen in the past several years."
    Sales in the Asia/Pacific region increased 9% over the first quarter, and 46% from last year. "We have clearly stated that the Asia/Pacific region is a priority for us, and our execution of our customized strategies is enabling us to continue to grow at a significant pace," said Mr. Mitchell.
    Worldwide computer products sales totaled $706.9 million, up 10% from the first quarter and up 29% over last year. Operating income as a percentage of sales was 4.5%, up 130 basis points sequentially and up 110 basis points over last year's second quarter.
    "Our North American Computer Products business posted record results with sales up 10% on an adjusted basis sequentially and up 25% on an adjusted basis from last year's second quarter." added Mr. Mitchell. "This marked our 12th consecutive quarter of year-over-year earnings growth."
    The company's results for the second quarter of 2004 and 2003 include the items outlined below that impact their comparability:

    -- During the second quarter of 2004, the company repurchased an additional $141.7 million accreted value of its zero coupon convertible debentures due in 2021, which could have been initially put to the company in February 2006. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $7.1 million ($4.2 million net of taxes or $.04 and $.03 per share on a basic and diluted basis, respectively).

    -- During the second quarter of 2004, the company recorded a net restructuring gain of $1.2 million ($1.9 million net of taxes or $.02 and $.01 per share on a basic and diluted basis, respectively). Included in this amount is a $2.9 million gain on the sale of the Brookhaven, New York logistics center offset, in part, primarily by personnel costs from previously announced restructurings.

    -- During the second quarter of 2003, the company repurchased $14.6 million of its 8.2% senior notes scheduled to mature in the fourth quarter of 2003. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $.4 million ($.2 million net of taxes).

    -- During the second quarter of 2003, the company recorded restructuring charges of $14.6 million ($9.7 million net of taxes or $.10 per share).

    "I am extremely pleased with the performance of each of our operating groups and the results we delivered in the second quarter," said Mr. Mitchell. "We are well positioned to continue to drive improving sales and operating income levels," he added. "Based upon all of the information known to us today, we expect third quarter revenues to be between $2.60 billion and $2.70 billion - an increase of 24% to 29% over last year's third quarter - with earnings per share, excluding charges, in the range of $.45 to $.49 per share on a diluted basis," said Mr. Mitchell.

    Six-Month Results

    Arrow's net income for the first six months of 2004 was $96.4 million ($.87 and $.82 per share on a basic and diluted basis, respectively) on sales of $5.43 billion, compared with net income of $5.9 million ($.06 per share) on sales of $4.10 billion in the first six months of 2003.
    Net income for the first six months of 2004 includes the aforementioned net restructuring charges (gain) and the charge associated with the loss on prepayment of debt. Additionally, during the first quarter of 2004, restructuring charges of $8.8 million ($6.5 million net of taxes or $.06 and $.05 per share on a basic and diluted basis, respectively) were recorded. Also, the company repurchased, through a series of transactions, $250.0 million principal amount of its 8.7% senior notes due in October 2005 and $91.9 million accreted value of its zero coupon convertible debentures due in 2021. As a result of these repurchases, a loss on prepayment of debt of $23.7 million ($14.2 million net of taxes or $.13 and $.12 per share on a basic and diluted basis, respectively) was recorded in the first quarter of 2004. Excluding these items, net income would have been $119.4 million ($1.08 and $1.01 per share on a basic and diluted basis, respectively) for the six months ended June 30, 2004.
    Net income for the first six months of 2003 includes the aforementioned charges as well as an integration charge of $6.9 million ($4.8 million net of taxes or $.05 per share) related to the acquisition and integration of Pioneer-Standard's IED business, a restructuring charge of $6.6 million ($4.7 million net of taxes or $.05 per share), and a charge of $2.9 million ($1.8 million net of taxes or $.02 per share) related to the repurchase of $84.8 million of the company's 8.2% senior notes. Excluding these items, net income would have been $26.9 million ($.27 per share).
    Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 41 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, gain, and losses that the company believes impact the comparability of its results of operations. These charges, gain, and losses arise out of the company's acquisitions of other companies, the sale of property, the company's efficiency enhancement initiatives, and the prepayment of debt. Reconciliations of the company's non-GAAP financial information to GAAP are set forth in the table below.
    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, gain, and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors uses this non-GAAP financial information in evaluating management performance and setting management compensation.
    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.


                       ARROW ELECTRONICS, INC.
                       EARNINGS RECONCILIATION
                 (In thousands except per share data)

                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                                ------------------ -------------------
                                  2004     2003      2004      2003
                                --------- -------- --------- ---------

Operating income, as reported   $127,933  $40,855  $225,696   $75,630
  Restructuring charges (gain)    (1,241)  14,552     7,577    21,242
  Integration charge                   -        -         -     6,904
                                --------- -------- --------- ---------
Operating income, as adjusted   $126,692  $55,407  $233,273  $103,776
                                ========= ======== ========= =========

Net income, as reported          $66,859   $6,827   $96,384    $5,922
  Restructuring charges (gain)    (1,914)   9,734     4,581    14,407
  Integration charge                   -        -         -     4,822
  Loss on prepayment of debt       4,216      233    18,407     1,759
                                --------- -------- --------- ---------
Net income, as adjusted          $69,161  $16,794  $119,372   $26,910
                                ========= ======== ========= =========

Net income per basic share,
  as reported                       $.58     $.07      $.87      $.06
    Restructuring charges (gain)    (.02)     .10       .04       .14
    Integration charge                 -        -         -       .05
    Loss on prepayment of debt       .04        -       .17       .02
                                --------- -------- --------- ---------
Net income per basic share,
  as adjusted                       $.60     $.17     $1.08      $.27
                                ========= ======== ========= =========

Net income per diluted share,
  as reported*                      $.55     $.07      $.82      $.06
    Restructuring charges (gain)    (.01)     .10       .04       .14
    Integration charge                 -        -         -       .05
    Loss on prepayment of debt       .03        -       .15       .02
                                --------- -------- --------- ---------
Net income per diluted share,
  as adjusted*                      $.57     $.17     $1.01      $.27
                                ========= ======== ========= =========

* In computing net income per diluted share for the three and six months ended June 30, 2004, net income was increased by $2,536 and $5,906, respectively, for interest (net of taxes) related to the zero coupon convertible debentures which are dilutive common stock equivalents. In addition, the diluted weighted average number of shares outstanding for the three and six months ended June 30, 2004 includes 9,892 shares and 11,659 shares, respectively, related to the zero coupon convertible debentures.


    Safe Harbor

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.


                       ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands except per share data)


                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------

Sales                  $2,750,236  $2,123,139  $5,425,694  $4,103,244
                       ----------- ----------- ----------- -----------
Costs and expenses:
  Cost of products sold 2,299,202   1,768,036   4,551,440   3,413,084
  Selling, general and
    administrative
    expenses              307,534     281,651     605,956     551,427
  Depreciation and
    amortization           16,808      18,045      35,025      34,957
  Restructuring charges
    (gain)                 (1,241)     14,552       7,577      21,242
  Integration charge            -           -           -       6,904
                       ----------- ----------- ----------- -----------
                        2,622,303   2,082,284   5,199,998   4,027,614
                       ----------- ----------- ----------- -----------

Operating income          127,933      40,855     225,696      75,630

Equity in earnings of
  affiliated companies        901       1,070       1,346       1,385

Loss on prepayment of debt  7,051         390      30,781       2,942

Interest expense, net      24,493      31,869      55,213      65,165
                       ----------- ----------- ----------- -----------

Income before income taxes
  and minority interest    97,290       9,666     141,048       8,908

Provision for income taxes 30,000       2,653      44,082       2,698
                       ----------- ----------- ----------- -----------

Income before minority
  interest                 67,290       7,013      96,966       6,210

Minority interest             431         186         582         288
                       ----------- ----------- ----------- -----------

Net income                $66,859      $6,827     $96,384      $5,922
                       =========== =========== =========== ===========

Net income per share:
  Basic                      $.58        $.07        $.87        $.06
                       =========== =========== =========== ===========
  Diluted                    $.55        $.07        $.82        $.06
                       =========== =========== =========== ===========

Average number of
 shares outstanding:
  Basic                   114,917     100,127     110,764     100,036
  Diluted                 126,698     100,980     124,198     100,744

   This interim report is subject to independent audit at year-end.



                       ARROW ELECTRONICS, INC.
                     CONSOLIDATED BALANCE SHEET
                           (In thousands)


                                          June 30,     December 31,
                                            2004           2003
                                       -------------- ---------------

Assets
------

Current assets:
  Cash and short-term investments           $261,947        $612,404
  Accounts receivable, net                 2,008,812       1,770,690
  Inventories                              1,519,292       1,327,523
  Prepaid expenses and other assets           62,708          59,030
                                       -------------- ---------------

    Total current assets                   3,852,759       3,769,647

Property, plant and equipment, net           264,193         288,129
Investments in affiliated companies           37,957          36,738
Cost in excess of net assets of
  companies acquired                         924,172         923,256
Other assets                                 277,245         315,218
                                       -------------- ---------------

    Total assets                          $5,356,326      $5,332,988
                                       ============== ===============

Liabilities and Shareholders' Equity
------------------------------------

Current liabilities:
  Accounts payable                        $1,308,172      $1,211,724
  Accrued expenses                           389,635         414,551
  Short-term borrowings                       13,136          14,349
                                       -------------- ---------------

    Total current liabilities              1,710,943       1,640,624

Long-term debt                             1,539,047       2,016,627
Other liabilities                            164,732         170,406
Shareholders' equity                       1,941,604       1,505,331
                                       -------------- ---------------

    Total liabilities and
      shareholders' equity                $5,356,326      $5,332,988
                                       ============== ===============

  This interim report is subject to independent audit at year-end.




                        ARROW ELECTRONICS, INC.
                          SEGMENT INFORMATION
                            (In thousands)

                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                       ----------------------- -----------------------
                         2004(A)     2003(B)     2004(C)     2003(D)
                       ----------- ----------- ----------- -----------

Sales:
  Components           $2,043,329  $1,574,148  $4,077,182  $3,064,439
  Computer products       706,907     548,991   1,348,512   1,038,805
                       ----------- ----------- ----------- -----------
    Consolidated       $2,750,236  $2,123,139  $5,425,694  $4,103,244
                       =========== =========== =========== ===========

Operating income:
  Components             $119,882     $55,214    $230,322    $104,749
  Computer products        31,694      18,675      52,312      34,291
  Corporate               (23,643)    (33,034)    (56,938)    (63,410)
                       ----------- ----------- ----------- -----------
    Consolidated         $127,933     $40,855    $225,696     $75,630
                       =========== =========== =========== ===========

(A) Includes a net restructuring gain of $1.2 million.

(B) Includes a restructuring charge of $14.6 million.

(C) Includes net restructuring charges of $7.6 million.

(D) Includes restructuring charges of $21.2 million and an integration charge of $6.9 million.

   This interim report is subject to independent audit at year-end.

    CONTACT: Arrow Electronics, Inc.
             Eileen M. O'Connor
             Vice President, Investor Relations
             631-847-5740
                           or
             Paul J. Reilly
             Vice President and Chief Financial Officer
             631-847-1872